Exhibit 8.1
[Letterhead of McKee Nelson LLP]
January 25, 2006
TMSF Holdings, Inc.
TMSF REIT, Inc.
727 West Seventh Street, Suite 850
Los Angeles, CA 90017
     Re: Certain Federal Income Tax Matters
Ladies and Gentlemen:
This opinion is delivered to you in our capacity as counsel to TMSF Holdings, Inc., a Delaware corporation (“Holdings”), and TMSF REIT, Inc., a Maryland corporation (“TMSF REIT”), in connection with (i) a proposed transaction (the “Reorganization”) in which TMSF REIT will acquire substantially all of the properties of Holdings solely in exchange for shares of TMSF REIT voting stock and TMSF REIT’s assumption of liabilities of Holdings pursuant to an agreement (the “Asset Acquisition Agreement”) dated as of January 18, 2006 by and between TMSF REIT and Holdings, and (ii) the filing of the related information statement and prospectus (the “Information Statement/Prospectus”) included as part of the Registration Statement on Form S-4 of TMSF REIT, as amended (the “Registration Statement”), initially filed on September 30, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This opinion relates to the tax treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), TMSF REIT’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Code, and to the accuracy of certain statements in the Information Statement/Prospectus.
In rendering this opinion, we have reviewed copies of the Articles of Amendment and Restatement of the Charter of TMSF REIT, the Asset Acquisition Agreement, the Information Statement/Prospectus, and such other records, certificates, and documents as we have deemed necessary or appropriate for purposes of rendering this opinion (collectively, the “Documents”). The opinions expressed in this letter are further based upon certain statements and representations as to factual matters concerning Holdings, TMSF REIT, and their subsidiary corporations contained in a letter dated as of the date hereof provided to us in connection with the preparation of this opinion (the “Officer’s Certificate”). Where such factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated by the Department of Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the representatives of Holdings and TMSF REIT and we are satisfied that they understand such terms and are capable of making such factual representations. We have also relied upon the information contained in the Information Statement/Prospectus concerning TMSF REIT’s future organization, structure, ownership and operations, including but not limited to implementing the

January 25, 2006

Reorganization and related transactions in accordance with the terms of the Asset Acquisition Agreement. After reasonable inquiry, nothing has come to our attention that causes us to question the reasonableness of relying on such representations and assumptions.
We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us.
The discussion and conclusions set forth below are based upon the Code, the Regulations, and existing administrative and judicial interpretations thereof, as in effect as of the date of this opinion.
Based upon and subject to the foregoing, as well as the limitations set forth below, we are of the opinion that:
(i)	the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code;

(ii)	assuming that the actions contemplated in the Information Statement/Prospectus are completed, TMSF REIT will have been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation, as described in the Information Statement/Prospectus and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT beginning with its first taxable year ending after the Reorganization and for subsequent taxable years; and

(iii)	the statements in the Information Statement/Prospectus under the caption “Material Federal Income Tax Consequences” to the extent such information constitutes a matter of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects as of the date of this opinion and accurately describes the federal income tax considerations that are likely to be material to a holder of TMSF REIT’s common stock.
We express no opinion other than the opinion expressly set forth herein. Furthermore, TMSF REIT’s ability to qualify as a REIT will depend on its satisfying through its actual operations in each year for which REIT qualification is sought the applicable asset composition, source of income, shareholder diversification, organization, structure, distribution and other requirements of the Code necessary for qualification as a REIT. We will not review these operations on an ongoing basis, and no assurance can be given that the actual operations of TMSF REIT will meet these requirements or the representations made to us with respect thereto. Our opinions are not

January 25, 2006

binding on the Service and the Service may disagree with the opinions contained herein. Except as specifically discussed above, the opinions expressed herein are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.
This opinion is being provided to you in connection with the filing of the Registration Statement. Only you and your shareholders may rely on this opinion. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose. Notwithstanding any express or implied agreement, arrangement or understanding to the contrary, you (and any employee, representative or other agent of you) may disclose this opinion to any and all persons.
We consent to the reference to our firm under the caption “Material Federal Income Tax Consequences” in the Information Statement/Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,
/s/ McKee Nelson LLP